EXHIBIT 11.1

                        COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                            Three months ended
                                                                 March 31,
                                                          ----------------------
                                                            2001         2000
                                                          --------     ---------

Basic and Diluted

   Average shares outstanding..........................      18,772       19,032
                                                          =========    =========

   Income (loss) before cumulative effect of change in
      accounting principle.............................   $ (3,554)    $   1,556
   Cumulative effect of change in accounting for
      outsourcing services, net of taxes...............   $      --    $ (4,862)
                                                          ---------    ---------
   Net loss............................................   $ (3,554)    $ (3,306)
                                                          =========    =========

   Earnings per share:
   Income (loss) before cumulative effect of change in
      accounting principle.............................   $  (0.19)    $    0.08
   Cumulative effect of change in accounting for
      outsourcing services, net of taxes...............   $      --    $  (0.25)
                                                          ---------    ---------
   Net loss............................................   $  (0.19)    $  (0.17)
                                                          =========    =========